                            STOCK PURCHASE AGREEMENT

                           Dated as of July 21, 1995

                                     AMONG


                                  ACUMEN, INC.

                        THE SHAREHOLDERS OF ACUMEN, INC.

                                      AND

                               COGNEX CORPORATION

                          TABLE OF CONTENTS
                          -----------------

Preamble                                                  Page
ARTICLE I        PURCHASE AND SALE OF SHARES

Section 1.1      Basic Transaction . . . . . . . . . . . .   2
Section 1.2      Consideration for Purchase of Shares  . .   2
Section 1.3      Delivery of Buyer Common Stock. . . . . .   3
Section 1.4      Exchange of Option. . . . . . . . . . . .   3
Section 1.5      Time and Place of Closing . . . . . . . .   4
Section 1.6      Deliveries at the Closing . . . . . . . .   4


ARTICLE II       REPRESENTATIONS AND WARRANTIES OF THE
                   COMPANY AND THE SELLING SHAREHOLDERS

Section 2.1      Authority; Validity; Ownership of Stock .   5
Section 2.2      Organization, Qualification and
                  Corporate Powers . . . . . . . . . . . .   6
Section 2.3      Capitalization. . . . . . . . . . . . . .   6
Section 2.4      Authorization of Transaction. . . . . . .   7
Section 2.5      Subsidiaries. . . . . . . . . . . . . . .   7
Section 2.6      Financial Statements. . . . . . . . . . .   7
Section 2.7      Interim Change. . . . . . . . . . . . . .   8
Section 2.8      Absence of Undisclosed Liabilities. . . .   8
Section 2.9      Title to Assets . . . . . . . . . . . . .   9
Section 2.10     Real Estate . . . . . . . . . . . . . . .   9
Section 2.11     Brokers . . . . . . . . . . . . . . . . .   9
Section 2.12     Intellectual Property . . . . . . . . . .   9
Section 2.13     Condition of Assets . . . . . . . . . . .  11
Section 2.14     Material Contracts. . . . . . . . . . . .  11
Section 2.15     Employees . . . . . . . . . . . . . . . .  12
Section 2.16     Employee Benefit Plans. . . . . . . . . .  13
Section 2.17     Taxes . . . . . . . . . . . . . . . . . .  13
Section 2.18     Insurance . . . . . . . . . . . . . . . .  15
Section 2.19     Bank Accounts . . . . . . . . . . . . . .  16
Section 2.20     Litigation; Pending Labor Disputes. . . .  16
Section 2.21     Compliance with Law . . . . . . . . . . .  16
Section 2.22     Books and Records . . . . . . . . . . . .  17
Section 2.23     Representations and Warranties
                  with Respect to Buyer Shares . . . . . .  17
Section 2.24     Legends on Certificates . . . . . . . . .  18
Section 2.25     Representations and Warranties  . . . . .  19

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE BUYER

Section 3.1      Organization, Qualification and
                  Corporate Powers . . . . . . . . . . . .  19
Section 3.2      Authorization for Transaction . . . . . .  19
Section 3.3      Buyer Shares Issued to
                  McGarry and Accu-Fab . . . . . . . . . .  20
Section 3.4      Brokers . . . . . . . . . . . . . . . . .  20

ARTICLE IV       COVENANTS OF THE COMPANY AND EACH
                   SELLING SHAREHOLDER

Section 4.1      Covenants of The Company  . . . . . . . .  20
Section 4.2      Covenants of Each Selling Shareholder . .  22
Section 4.3      Covenants of Each Non-Management
                   Shareholder . . . . . . . . . . . . . .  23

ARTICLE V        COVENANTS OF THE BUYER

Section 5.1      Confidentiality . . . . . . . . . . . . .  25
Section 5.2      Satisfaction of Conditions. . . . . . . .  25
Section 5.3      Put Right of McGarry  . . . . . . . . . .  25

ARTICLE VI       TERMINATION

Section 6.1      Termination of Agreement. . . . . . . . .  25
Section 6.2      Effect of Termination and
                  Right to Proceed . . . . . . . . . . . .  27

ARTICLE VII      CONDITIONS PRECEDENT TO OBLIGATIONS
                  OF THE BUYER

Section 7.1      Accuracy of Warranties; Performance
                  of Covenants . . . . . . . . . . . . . .  27
Section 7.2      No Pending Action . . . . . . . . . . . .  28
Section 7.3      Corporate Documents . . . . . . . . . . .  28
Section 7.4      Resignations. . . . . . . . . . . . . . .  28
Section 7.5      Escrow Agreement. . . . . . . . . . . . .  28
Section 7.6      Stock Option Agreements . . . . . . . . .  28
Section 7.7      Opinion of Counsel to the Company
                  and Accu-Fab . . . . . . . . . . . . . .  28
Section 7.8      Non-Competition Agreements  . . . . . . .  28
Section 7.9      Employment Agreement  . . . . . . . . . .  29
Section 7.10     Consents Obtained; No Termination . . . .  29


ARTICLE VIII     CONDITIONS PRECEDENT TO OBLIGATIONS
                  OF EACH SELLING SHAREHOLDER

Section 8.1      Accuracy of Warranties;
                  Performance of Covenants . . . . . . . .  29
Section 8.2      No Pending Action . . . . . . . . . . . .  30
Section 8.3      Corporate Documents . . . . . . . . . . .  30
Section 8.4      Opinion of Counsel to the Buyer . . . . .  30
Section 8.5      Registration Rights Agreement . . . . . .  30
Section 8.6      Stock Option Agreements . . . . . . . . .  30
Section 8.7      Non-Competition Agreements  . . . . . . .  30
Section 8.8      Employment Agreement  . . . . . . . . . .  30

ARTICLE IX       SURVIVAL OF REPRESENTATIONS AND
                   WARRANTIES AND INDEMNIFICATION

Section 9.1      Survival of Representations and
                   Warranties  . . . . . . . . . . . . . .  31
Section 9.2      Agreement to Indemnify  . . . . . . . . .  31
Section 9.3      Notice and Opportunity to Defend  . . . .  32
Section 9.4      Selling Shareholder Representative  . . .  33
Section 9.5      Escrow  . . . . . . . . . . . . . . . . .  34
Section 9.6      Lemelson Exclusion  . . . . . . . . . . .  34

ARTICLE X        GENERAL PROVISIONS

Section 10.1     Amendment and Waiver. . . . . . . . . . .  34
Section 10.2     Notices . . . . . . . . . . . . . . . . .  35
Section 10.3     Counterparts. . . . . . . . . . . . . . .  35
Section 10.4     Parties in Interest . . . . . . . . . . .  36
Section 10.5     Entire Agreement. . . . . . . . . . . . .  36
Section 10.6     Disclosure. . . . . . . . . . . . . . . .  36
Section 10.7     Governing Law . . . . . . . . . . . . . .  36
Section 10.8     Headings. . . . . . . . . . . . . . . . .  36
Section 10.9     Expenses. . . . . . . . . . . . . . . . .  36
Section 10.10    Publicity . . . . . . . . . . . . . . . .  36
Section 10.11    Attorneys' Fees . . . . . . . . . . . . .  37
Section 10.12    Minority Shareholders . . . . . . . . . .  37

EXHIBITS
--------

Exhibit A -      Form of Escrow Agreement
Exhibit B -      Stock Option Agreement
Exhibit B-1 -    Stock Option Agreement
Exhibit C -      Form of Opinion of Counsel to the Company and
                 Accu-Fab
Exhibit D -      Form of Non-Competition Agreement for McGarry
Exhibit E -      Form of Employment Agreement for McGarry
Exhibit F -      Form of Termination and Non-Competition
                 Agreement for Gilmour
Exhibit G -      Form of Opinion of Counsel to the Buyer
Exhibit H -      Registration Rights Agreement


SCHEDULES
---------

                   STOCK PURCHASE AGREEMENT
                   ------------------------

    THIS STOCK PURCHASE AGREEMENT is made as of the     day of
July, 1995 (the "Agreement"), among Cognex Corporation, a Massachusetts corporation (the "Buyer"), Acumen Inc., an Oregon corporation (the "Company"), E. John McGarry ("McGarry") and Allen Gilmour ("Gilmour"), and the other shareholders of the Company listed as Non-Management Shareholders on the signature pages hereto (collectively, the "Non-Management Shareholders and, together with McGarry and Gilmour, the "Selling Shareholders").

                                    RECITALS

    WHEREAS, the Selling Shareholders own 81,984 shares of common stock at no par value (the "Acumen Common Stock"), of the Company (the "Shares"), constituting all of the issued and outstanding shares of capital stock of the Company;

    WHEREAS, McGarry owns an option to purchase 10,000 shares of Acumen Common Stock at $14.01 per share pursuant to a Stock
Option Agreement dated as of May 11, 1994 between McGarry and the Company (the "Acumen Option");

    WHEREAS, McGarry possesses an intimate knowledge of the business and technology of the Company and its procedures, trade secrets, marketing plans, methods and personnel;

    WHEREAS, the Buyer wishes to retain the services of McGarry to develop, direct and implement the technology of Acumen, and, but for McGarry's agreement of employment and agreement not to compete during and following such employment, the Buyer would not be willing to purchase the Shares;

    WHEREAS, the Selling Shareholders desire to sell the Shares to the Buyer and the Buyer desires to purchase the Shares from the Selling Shareholders and McGarry desires to exchange the Acumen Option for an option to acquire shares of common stock of the Buyer, all on the terms and subject to the conditions set forth in the Agreement; and

    WHEREAS, the Buyer desires to enter into various agreements with McGarry in connection with the purchase of the Shares hereunder in order to ensure that McGarry will remain an employee of the Company after the closing of the transaction.

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and subject to the provisions herein contained, the parties agree as follows:

                            ARTICLE I

                 PURCHASE AND SALE OF THE SHARES
                 -------------------------------

        1.1 BASIC TRANSACTION. On the basis of the representations, warranties, covenants and agreements set forth herein and subject to the satisfaction or waiver of the conditions set forth herein, each Selling Shareholder agrees to and will sell, transfer, assign and deliver to the Buyer at the Closing (as defined herein) good and marketable title to, free and clear of all liens, pledges, encumbrances, claims and equities of every kind, and the Buyer agrees to and will purchase and accept from each Selling Shareholder, the Shares owned by such Selling Shareholder as set forth in Schedule 1.1 hereto, which will collectively constitute up to all of the Shares issued and outstanding on the Closing Date (as defined herein).

        1.2    Consideration for Purchase of Shares.
               -------------------------------------

        (a) In exchange for the Shares, the Buyer shall pay to the Selling Shareholders $146.7646 per share of Acumen Common Stock, for an aggregate purchase price of $12,032,352 (the "Purchase Price"). Of the Purchase Price (i) up to $9,390,589 will be paid to the participating Non-Management Shareholders, consisting of (x) up to $5,688,208 which will be paid by wire transfer on the Closing Date (as defined herein) of immediately available funds to an account designated by the participating Non-Management Shareholders, (y) $2,702,381 in Buyer Common Stock, as defined in this Section 1.2, below, and in the manner set forth in Section 1.3, below, and
(z) $1,000,000 shall be deposited on the Closing Date into an escrow account (the "Escrow Fund") to be established with The Bank of Boston, a Massachusetts corporation (the "Escrow Agent") pursuant to an Escrow Agreement in the form of Exhibit A hereto (the "Escrow Agreement"), which amount will be disbursed to Accu-Fab Systems, Inc. ("Accu-Fab") on the first anniversary of the Closing Date, subject to the terms and conditions of the Escrow Agreement, (ii) $1,467,646 will be paid to McGarry by delivery to McGarry of shares of Common Stock, par value $.002 per share, of the Buyer (the "Buyer Common Stock"), in the manner set forth in Section 1.3 below, and (iii) up to $1,174,117 will be paid to Gilmour as set forth in Schedule 1.2 attached hereto if he joins in this Agreement and executes, complies with and otherwise does not breach the terms and conditions of a non-competition agreement substantially in the form of Exhibit F.

        (b) The Purchase Price shall be allocated between the Selling Shareholders as set forth in SCHEDULE 1.2 hereto. Each Selling Shareholder agrees with the Buyer, the Company and the other Selling Shareholder that, upon the Closing, the consideration set forth next to such Selling Shareholder's name in SCHEDULE 1.2 constitutes the full, entire and correct consideration payable to such Selling Shareholder for his Shares.

        1.3 DELIVERY OF BUYER COMMON STOCK. Subject to the terms and conditions of this Agreement, at the Closing the Buyer shall deliver to McGarry and Accu-Fab the aggregate number of shares of Buyer Common Stock issuable pursuant to this Section 1.3 (the "Buyer Shares"). The number of Buyer Shares to be delivered to McGarry and Accu-Fab shall be equal to the quotient obtained by dividing $4,170,027 by the Buyer Closing Price. For purposes hereof, "Buyer Closing Price" shall mean the average of the high and low sales price for shares of Buyer Common Stock on the Nasdaq National Market for each of the five (5) trading days immediately preceding the Closing Date. The Purchase Price for the Shares being sold by the Selling Shareholders shall be allocated between the Selling Shareholders in the manner set forth in SCHEDULE 1.2.
                                        ------------

    In addition, Accu-Fab will have the right to require the Buyer to repurchase their allocation of the Buyer Shares, for one year from the date of the Closing, at a price per share equal to the Buyer Closing Price.

        1.4 EXCHANGE OF OPTION. On the Closing Date, McGarry shall exchange the Acumen Option for an option to purchase shares of Buyer Common Stock, which option will be granted under the Buyer's 1993 Stock Option Plan. On the Closing Date, the Buyer shall issue to McGarry an option to purchase the number of shares of Buyer Common Stock equal to
(i) the product obtained by multiplying the number of shares of Acumen Common Stock subject to the Acumen Option by $146.7646, DIVIDED BY (ii) the Buyer Closing Price (the "Buyer Option"). The exercise price per share of Buyer Common Stock subject to the Buyer Option shall equal the aggregate exercise price for the shares of Acumen Common Stock subject to the Acumen Option divided by the number of shares of Buyer Common Stock subject to the Buyer Option. The Buyer Option will be granted pursuant to Stock Option Agreements in the form of Exhibit B and
Exhibit B-1 hereto.                       ---------
-----------

        1.5 TIME AND PLACE OF CLOSING. The closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Hutchins, Wheeler & Dittmar,
101 Federal Street, Boston, Massachusetts at 10:00 a.m. local
time, on July   , 1995, or at such other date as is mutually
acceptable to the parties; PROVIDED, HOWEVER, that if any of the conditions to Closing set forth in this Agreement have not been satisfied or waived by the party entitled to the benefit of such condition, the Closing shall take place on the third business day after such condition has been satisfied or waived. The date and time of the Closing are herein referred to as the "Closing Date." It is further agreed that to the extent that a minimum of ninety (90) percent in interest of the Shares held by the Selling Shareholders, the percentage of which may be reduced or waived by the Buyer, execute and deliver this Agreement and tender said minimum ninety (90) percent of such Shares that the Closing may be effective with said Selling Shareholders.

        1.6    DELIVERIES AT THE CLOSING.  At the Closing,
(i) the Buyer will deliver to the Selling Shareholders the various certificates (including stock certificates), instruments and documents referred to in Article VIII below and the Purchase Price specified in Section 1.2 above, together with the Buyer Shares issuable to McGarry and Accu-Fab and the Buyer Option to be granted to McGarry, (ii) the Selling Shareholders will deliver to the Buyer the various certificates, instruments and documents referred to in Article VII below, (iii) each of the Selling Shareholders will deliver to the Buyer the stock certificates representing all of his Shares, duly endorsed in blank or accompanied by duly executed stock powers, and (iv) McGarry will deliver to the Buyer the Acumen Option for cancellation in connection with the grant of the Buyer Option. On or before the Closing Date, the Selling Shareholders shall have paid, or caused to be paid, all stock transfer and other similar taxes required to be paid in connection with the sale and delivery to the Buyer of the Shares.

                          ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF
           THE COMPANY AND THE SELLING SHAREHOLDERS
           ----------------------------------------

    The Company and the Selling Shareholders hereby represent and warrant to the Buyer as set forth in this Article II. The representations and warranties of the Company and the Selling Shareholders set forth herein shall be deemed to be made jointly and severally, except for those in Sections 2.1, 2.23, and 2.24, which will be made by each Selling Shareholder only with respect to himself and the Shares owned by him, provided that neither McGarry nor Gilmour shall have any personal liability for any breach of the representations and warranties contained in this Article II other than liability resulting from breaches of the representations and warranties contained in Sections 2.1, 2.23 and 2.24, which are made by McGarry with respect to himself and the Shares owned by him, and as regards Gilmour, Section 2.1 only, which are made by Gilmour with respect to himself and the Shares owned by him.

        2.1    Authority; Validity; Ownership of Stock.
               ----------------------------------------

        (a) AUTHORITY. Each Selling Shareholder has full legal capacity, legal right, power and authority, without the consent of any other person, to execute and deliver this Agreement, and to carry out the transactions contemplated hereby. All actions required to be taken by any such Selling Shareholder to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby will have been duly and properly taken by the Closing.

        (b) VALIDITY. This Agreement has been, and the documents to be executed and delivered by the Selling Shareholders at Closing will be, duly executed and delivered by the Selling Shareholders and are the lawful, valid and legally binding obligations of the Selling Shareholders enforceable in accordance with its terms.

        (c) NON-CONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, or other restriction of any government, governmental agency, or court to which the Selling Shareholder is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any contract, lease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangement to which the Selling Shareholder is party or by which it is bound or to which any of his Shares are subject. The Selling Shareholder is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated hereby.

        (d) OWNERSHIP OF STOCK AND WAIVER. The Selling Shareholder holds of record and owns beneficially the number of Shares set forth next to his name on SCHEDULE 1.1, free and clear of any restrictions on transfer, liens, pledges, encumbrances, claims security interests, options, warrants, rights and equities of every kind (collectively, the "Encumbrances"), except in the case of any Selling Shareholder (including, but not limited to, McGarry and Gilmour), who is subject to a stock repurchase agreement with the Company, each and any of which is hereby terminated by the Company on or prior to the Closing, and the Selling Shareholder has the absolute right, power and capacity to transfer and deliver such Shares to the Buyer free and clear of any Encumbrances. The Selling Shareholder is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement and the Acumen Option). The Selling Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. At the Closing, the Selling Shareholder will deliver to the Buyer good, valid and marketable title to his Shares, free and clear of any Encumbrances. Each Selling Shareholder hereby declines to exercise a right of rescission hereby offered in connection with any issue and sale of Securities by Acumen not in compliance or exempt from Federal and State Securities Laws.

        2.2 ORGANIZATION, QUALIFICATION AND CORPORATE POWERS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction where the nature of its business or the ownership or leasing of its properties requires such qualification or license.

        2.3 CAPITALIZATION. The Company's entire authorized capital stock consists of 100,000 shares of Acumen Common Stock, of which 81,984 shares are outstanding and are held of record and owned beneficially as set forth in SCHEDULE 1.1 hereto. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and free of pre-emptive or other rights that entitle or entitled any person to acquire such shares upon the issuance or sale thereof by the Company. Except for the Acumen Option or as otherwise set forth on
SCHEDULE 2.3, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding on the Company providing for the issuance, disposition, or acquisition of any of its capital stock, except for the right of the

Non-Management Shareholders to require the Company to repurchase the shares of Acumen Common Stock held by them, which the Non-Management Shareholders hereby waive. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company.

        2.4 AUTHORIZATION OF TRANSACTION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action and the Company has taken all action required by law, its Certificate of Incorporation, By-Laws and otherwise to authorize all action to be taken by the Company with respect to this Agreement and the consummation of the transactions contemplated hereby. The Company has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes the lawful, valid and legally binding obligation of the Company, enforceable in accordance with its terms. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the Certificate of Incorporation or By-laws of the Company or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any contract, lease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangement to which the Company is party or by which it is bound or to which any of its assets are subject. The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated hereby.

        2.5 SUBSIDIARIES. The Company does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, business trust, joint venture or other legal entity.

        2.6 Financial Statements. The Company has previously delivered to the Buyer the unaudited financial statements of the Company for the fiscal period September 1, 1994 through March 31, 1995, and the unaudited balance sheet of the Company at March 31, 1995 (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Company and present fairly the financial condition and results of operations of the Company as of the dates and for the period shown. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods.

        2.7    INTERIM CHANGE.  Except as set forth in
SCHEDULE 2.7, since March 31, 1995, there has not been (a) any material adverse change in the financial condition, results of operations, assets, liabilities, business or prospects of the Company; (b) any change in any of the assets, licenses, permits or franchises which change is material and adverse to the business, financial condition or results of operations of the Company, or any change in the nature of the business, or manner of conducting the business, of the Company, which has had or insofar as the Company can reasonably foresee, will have a material adverse effect on the business, financial condition, results of operations, assets, licenses or permits of the Company; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Company or assets of the Company; (d) any forgiveness or cancellation of debts or claims, or waiver of any rights, other than in the ordinary course of business; (e) any increase in the compensation or benefits payable or to become payable by the Company to any of its employees over the levels in effect at March 31, 1995, other than normal increases made in the ordinary course of business consistent with past practices;
(f) any work stoppage or labor dispute involving the Company;
(g) any disposition by the Company of any assets outside the ordinary course, (h) any employment, bonus, or deferred compensation agreement entered into between the Company and any of its directors, officers or other employees; (i) any indebtedness incurred by the Company for or in respect of borrowed money for itself or others, other than borrowings in the normal course of business pursuant to existing commitments at a level generally consistent with past practice; (j) any declaration or payment or distribution to shareholders or purchase or redemption of any shares of the Company's capital stock or other securities; (k) any entering into, other than in the ordinary course of business, amendment or termination of any material contract, agreement, lease, franchise, permit or license any of which commits the Company or has a value to the Company of greater than $10,000, individually; or (l) any incurrence of any other material liabilities, whether fixed or contingent, except in the ordinary course of business.

        2.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or reserved against in the
March 31, 1995 balance sheet included in the Financial Statements (the "March 31, 1995 Balance Sheet") or incurred thereafter in the ordinary course of business consistent with past practices, the Company has no liabilities or obligations of any nature, of a total aggregate amount in excess of $25,000, whether absolute, accrued, contingent or otherwise, whether written or oral, and whether due or to become due, other than liabilities set forth in SCHEDULE 2.8.
                                    -------------

        2.9 TITLE TO ASSETS. The Company has good and marketable title to all of the assets of the Company reflected in the March 31, 1995 Balance Sheet, except for (i) assets disposed of in the ordinary course of business consistent with past practices of the Company since such date and (ii) assets being leased under capitalized leases. Except as set forth in
SCHEDULE 2.9, all such assets are free of any and all liens, claims, encumbrances or security interests of third parties.

        2.10   Real Estate.
               ------------

        (a) SCHEDULE 2.10 hereto sets forth a description of all interests in real property (including land, buildings, fixtures and appurtenances thereto) used or leased by the Company. The Company does not own any real property. Such buildings and fixtures therein carried on the books of the Company are sufficient to conduct the business of the Company as it has been conducted since March 31, 1995 and as it is currently being conducted.

        (b) The Company has written leases and subleases with respect to all real property listed in SCHEDULE 2.10 as leased or subleased by it. No default or, to knowledge of the Company and the Selling Shareholders, claimed default exists under any such lease and neither the Company nor, to knowledge of the Company and the Selling Shareholders, any other party to such lease, has breached any provision of, or is in default in any respect under, the terms of any such lease. Except as set forth in SCHEDULE 2.10, the transactions contemplated by this Agreement do not require the consent of any lessor under and will not result in the termination or breach of any such lease.

        2.11 BROKERS. Except as disclosed in SCHEDULE 2.11, neither the Company nor the Selling Shareholders, nor anyone on their behalf, has any liability to any broker, finder or agent or has agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to this Agreement or the transactions contemplated hereby.

        2.12   INTELLECTUAL PROPERTY.  Set forth in
SCHEDULE 2.12 is a list and brief description, to the best of knowledge with respect to the Non-Management Shareholders, of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, and all applications for such which are in the process of being prepared, owned by or registered in the name of the Company, or of which the Company is a licensor or licensee or in which the Company has any right, and in each case a brief description of the nature of such right. The Company, to the best of knowledge with respect to the Non-Management Shareholders, owns or possesses adequate licenses to use, free and clear of claims or rights of any other person, all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, programming processes and software, algorithms, formulae, trade secrets and know-how (collectively, "Intellectual Property") necessary to the conduct of its business as presently conducted. All Intellectual Property that is used or incorporated into the Company's products and which is unique or proprietary to the Company, to the best of knowledge with respect to the Non-Management Shareholders, was developed by or for the Company by the employees or consultants of the Company and is owned exclusively by the Company free and clear of claims or rights of any other person. The Company is not aware of any infringement by any other person of any rights of the Company under any Intellectual Property. To the best knowledge of the Company, no claim is pending or threatened against the Company, nor has the Company received any notice from any third parties, to the effect that any Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, or the operation or products or services of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property. To the best knowledge of the Company, no claim is pending or threatened against the Company, nor has the Company received any notice from any third parties to the effect that any Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company.

    To the knowledge of the Selling Shareholders, all technical information developed by or belonging to the Company and which is material to the business of the Company which has not been patented has been kept confidential. The Company, to the best knowledge with respect to Non-Management Shareholders, is not making unlawful use of any Intellectual Property of any other person, including without limitation any former employer of any past or present employees of the Company. Except as disclosed in SCHEDULE 2.12, neither the Company nor, to the knowledge of the Company, any of the Company's employees or consultants has any agreements or arrangements with former employers of such employees or consultants relating to any Intellectual Property of such employers, which interfere or conflict with the performance of such employee's or consultant's duties for the Company or results in any former employers of such employees and consultants having any rights in, or claims on, the Company's Intellectual Property. To the knowledge of the Company, the activities of the Company's employees and consultants on behalf of the Company do not violate any agreements or arrangements which any such employees have with former employers. The Company has taken all reasonable steps required to establish and preserve its ownership of all of the Intellectual Property; each current employee of the Company involved in development of any of the Intellectual Property, has executed an agreement regarding confidentiality, proprietary information, and assignment of inventions to the Company, and, to the knowledge of the Company, all such employees are not in violation of such agreements.

        2.13 CONDITION OF ASSETS. The machinery, equipment and other items of tangible personal property owned or used by the Company are sufficient to conduct the business of the Company as it has been conducted since March 31, 1995 and is currently being conducted.

        2.14   MATERIAL CONTRACTS.  All contracts, agreements,
instruments, plans and leases to which the Company is a party or is otherwise bound, meeting any of the descriptions set
forth below (the "Material Contracts"), are listed on
SCHEDULE 2.14 attached hereto:
-------------

        (a) any lease of machinery, equipment or other personal property involving payment of aggregate annual rentals in excess of $25,000;

        (b) any lease or sublease of real property and any option to purchase, lease or sublease any real property;

        (c) any contract or agreement for the purchase of any equipment, materials, supplies or services in excess of $25,000, whether for any one item or in the aggregate annually;

        (d) any construction or other similar agreement, contract or commitment for capital expenditures or the acquisition of a fixed asset or group of fixed assets involving any expenditure in excess of $25,000;

        (e) any indebtedness, obligation or liability for borrowed money, or liability for the deferred purchase price of property (excluding normal trade payables), or any instrument guaranteeing any indebtedness, obligation or liability, or any obligation to incur any indebtedness, obligation or liability;

        (f) any license or franchise agreements, either as licensor or licensee or as franchisee or franchisor;

        (g)    any joint venture or partnership agreements;

        (h) any other contracts, not made in the ordinary course of business (x) which are not cancelable on 90 days' or less notice without any penalty or other financial obligation or (y) if not so cancelable, involve aggregate annual payments of $25,000 or more; or

        (i) any other contract material (in excess of $25,000) to the business of the Company.

Each of the contracts listed in SCHEDULE 2.14 is valid, binding and in full force and effect; the Company is not, and to the knowledge of the Company and the Selling Shareholders, no other party thereto is, in default in any material respect under the terms thereof and, except as disclosed in SCHEDULE 2.14, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms and provisions hereof, will require the consent of any person or entity pursuant to, or will result in the termination of, any such contract.

        2.15   Employees.
               ----------

        (a) SCHEDULE 2.15 lists all officers and employees of the Company whose total compensation for the year ended December 31, 1994 exceeded $40,000, and also lists any and all compensation, pension or benefit arrangements or other financial obligations or understandings (other than those included within Section 2.16 and the accompanying
SCHEDULE 2.16), whether written or oral, between the Company and its officers and employees.

        (b) Except as disclosed in SCHEDULE 2.15, no director or officer of the Company, and no member of the immediate family of any such director or officer (i) owns 5% or more of the stock or other securities of, or has any other direct or indirect interest in, any person, firm, corporation or entity which has a material business relationship (as creditor, lessor, lessee, supplier, dealer, distributor, franchisee, customer or otherwise) with the Company, (ii) owns, or has any other direct or indirect interest in, any invention, process, know-how, formula, trade secret, patent, trademark, trade name, service mark, service name, copyright or other right, property or asset which is used in or which may be required in the ownership or operation by the Company or its properties and assets, or to otherwise carry on and conduct its business and affairs, or (iii) has, directly or indirectly, any contractual relationship with the Company other than as an employee.

        2.16 EMPLOYEE BENEFIT PLANS. SCHEDULE 2.16 identifies each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any stock purchase, option, or bonus plan, deferred compensation, severance pay, incentive, vacation, sick pay, or fringe benefit plan, which the Company maintains, or for which the Company has any liability or contingent liability (each a "Plan" and collectively, the "Plans"). Except as set forth in SCHEDULE 2.16, none of the Plans is or has been intended to be "qualified" within the meaning of Section 401(a) of the Code or is or has been subject to Title IV of ERISA. Each Plan complies and has been administered in form and in operation with all the requirements of law and regulation applicable thereto. All Company contributions required with respect to each Plan for all periods ending prior to the Closing (including periods from the first day of the current plan year to the Closing) will be timely made prior to the Closing by the Company or its affiliates. All required reports and descriptions of each Plan (including IRS Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed. No Plan provides benefits, including without limitation death, medical, or severance benefits, with respect to current or former officers, employees, or directors (or their beneficiaries) beyond their retirement or other termination of service other than (1) coverage for benefits mandated by applicable law, (2) deferred compensation benefits properly accrued as liabilities on the Financial Statements, or
(3) benefits the full cost of which is borne by the current or former officer, employee, director, or beneficiary. Except as provided in Schedule 2.16, the consummation of this transaction will not entitle any current or former officer, employee, or director to any severance, plant closing, bonus, or similar payment.

        2.17 TAXES. The Company (a) has filed substantially all Tax Returns (as defined in this Section 2.17, below) that it was required to file since its inception, (b) has provided to the Buyer the March 31, 1995 balance sheet of the Company and of which fairly represents all Tax liabilities as of that date, (c) has or will set up adequate liabilities for the payment of all Taxes anticipated to be payable for any Tax Return since it was last filed, (d) is not delinquent in the payment of any Tax, (e) except as set forth in SCHEDULE 2.17, has not requested any extension of time within which to file any Tax Return which has not since been filed, and (f) has not proposed, asserted or assessed against it any deficiency had for any Tax, assessment or governmental charge, (g) has not made any election under Section 341(f) of the Internal Revenue Code, as amended (the "Code"), and (h) has withheld proper and adequate amounts from its employees and others for all periods in compliance with the Tax, social security, unemployment, employment and other withholding provisions of all federal, state and local laws. Except as set forth in SCHEDULE 2.17, the Tax Returns of the Company have never been audited by the Internal Revenue Service ("IRS") and comparable state, local and foreign agencies. There are no open or contested items with respect to any audit listed in SCHEDULE 2.17. The Company has not waived the statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. To the knowledge of the Selling Shareholders, there are no liens or other security interests on any assets of the Company in respect of Taxes. To the knowledge of the Selling Shareholders, no claim has ever been made by an authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to Tax in that jurisdiction. Except for the period January 1, 1991 through August 31, 1994 and as described in SCHEDULE 2.17, the Company is not a party to and has no outstanding obligations under any Tax sharing or allocation agreement. Except as disclosed in SCHEDULE 2.17 relating to Accu-Fab and its affiliates, the Company has not been a member of any affiliated group of corporations with the meaning of Section 1504 of the Code filing a consolidated federal income Tax return and has no liability for Taxes of any person under Treasury Regulations
Section 1.1502.6 (or any similar provisions of state, local or foreign law), as a transferee or successor, by contract, or otherwise. The Company has not been a United States real property holding corporation within the meaning of Section 897 of the Code.

        With respect to Tax periods for which the Company was included in the federal consolidated income Tax Return or state consolidated, combined or other similar income, franchise or other Tax Return of Accu-Fab, each of Accu-Fab and its affiliated corporations within the meaning of Section 1504 of the Code and any similar provision under state law (a) has filed substantially all Tax Returns that it was required to file, (b) has timely paid or set up adequate liabilities for the payment of all Taxes whether or not shown as due and payable on such Tax Returns, (c) is not delinquent in the payment of any Tax, and (d) has not requested any extension of time within which to file any Tax Return which has not since been filed. Accu-Fab will allow the Company and its counsel to participate in any audits of Accu-Fab consolidated federal income Tax Returns and any similar state consolidated or combined income, franchise or other Tax Returns to the extent such Tax Returns relate to the Company. Accu-Fab will not settle any such audit in a manner that would adversely affect the Company without the Company's written consent which will not be unreasonably withheld. Accu-Fab will immediately pay to the Company any Tax refund (or reduction in Tax liability) resulting from carryback of a post-acquisition Tax attribute of the Company into the Accu-Fab consolidated Tax Return or similar state Tax Return once such refund or reduction is realized by Accu-Fab or any of its affiliates. Accu-Fab will cooperate with the Company in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax Returns or refund claims, subject to an agreement by the Buyer to imdemnify Accu-Fab from any adverse Tax consequences resulting from the amendment of such Tax Returns. Accu-Fab did not elect to retain any net operating loss carryovers or capital loss carryovers of the Company under proposed Treasury Regulation Section 1.1502-20(g). Accu-Fab had not undergone an ownership change within the meaning of
Section 382 of the Code during such time that the Company was a member of the same federal consolidated income Tax group.

        For purposes of this Agreement, "Tax" means any of the Taxes, and "Taxes" includes all net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, occupation, property, value-added taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority (domestic or foreign) upon the Company for any period or portion thereof ending on or before the Closing Date.

        For purposes of this Agreement, "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

        2.18 INSURANCE. SCHEDULE 2.18 is a complete and correct list (including the name of the carrier, summary description of coverage, premium, deductible and expiration date) of all policies of insurance or fidelity bonds maintained by the Company. Such policies are in full force and effect and all premiums due and payable that are necessary to maintain such policies in full force and effect have been paid. There are no pending or, to the knowledge of the Company and the Selling Shareholders, threatened terminations with respect to any of such policies and the Company is in compliance in all material respects with all conditions contained therein.

        All policies, however, which the Company jointly maintains with other companies, including those with Accu-Fab, will cease to be enforceable as respects the Company upon and after the Closing.

        2.19 BANK ACCOUNTS. SCHEDULE 2.19 contains a complete and accurate list of all bank accounts, safe deposit boxes and lock boxes maintained by the Company, together with a list of all authorized signatories thereto.

        2.20 LITIGATION; PENDING LABOR DISPUTES. Except as disclosed in SCHEDULE 2.20:

        (a) there are (i) no private or governmental actions, suits or proceedings against the Company relating to the business of the Company pending or, to the knowledge of the Company and the Selling Shareholders, threatened, and (ii) no judgments, decrees or orders binding upon or enjoining the Company in respect of, or the effect of which is to prohibit, any business practice;

        (b) no labor dispute, strike, work stoppage or organizational activity which affects or could affect the results of operations of the Company has occurred and is continuing, or, to the knowledge of the Company and the Selling Shareholders, is threatened, and no material labor grievance or union representation questions exist in respect of the employees of the Company employed in the business of the Company;

        (c) there are no charges of unfair labor practices pending or, to the knowledge of the Company and the Selling Shareholders, threatened before any government or regulatory agency or authority involving or affecting employees of the Company employed in the business of the Company; and

        (d) there are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the knowledge of the Company and the Selling Shareholders, threatened before any governmental or regulatory agency or authority relating to employees of the Company.

        2.21   Compliance with Law.
               --------------------

        (a) The Company has all licenses, permits, approvals, accreditations, written waivers and other authorizations as are necessary in order to enable it to own and conduct its business as currently conducted and occupy and use its real and personal properties without incurring any material liability. No registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any rights pertaining to any material permit, material license or other material governmental, regulatory or administrative authorization. The Company is in material compliance with the terms and conditions of all such permits, licenses, franchises, orders or approvals.

        (b) The Company has conducted and is conducting its business in material compliance with applicable federal, state, local or foreign or other laws, regulations or orders or other requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal relating to it (including, but not limited to, any law, regulation, order or requirement relating to securities, properties, business, products, advertising, sales or employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health or welfare conditions relating to premises occupied, environmental protection, product safety and liability or civil rights). The Company is not now charged with, and to the knowledge of the Company and the Selling Shareholders, is not now under investigation with respect to, any possible material violation of any applicable law, regulation, order or requirement relating to any of the foregoing in connection with the business of the Company, and the Company has filed all material reports required to be filed with any governmental, regulatory or administrative agency or authority. The Company shall promptly inform the Buyer of any notice relating to the foregoing received after the date hereof and on or prior to the Closing Date.

        2.22 BOOKS AND RECORDS. The books and records of the Company have been maintained in accordance with good business practices and substantially in accordance with all laws, regulations and other requirements applicable to the business operations of the Company.

        2.23   Representations and Warranties with Respect to
               ----------------------------------------------
Buyer Shares.
--------------

        (a) Each Selling Shareholder is acquiring the Buyer Shares being issued to it hereunder for its own account for investment purposes and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Act"). Each Selling Shareholder understands that the Buyer Shares have not been registered under the Act or any applicable state laws by reason of their issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act and such laws, and that the reliance of the Buyer upon this exemption is predicated in part upon this representation and warranty. The Selling Shareholders further understand that the Buyer Shares may not be transferred or resold without (A) registration under the Act and any applicable state securities laws, or (B) an exemption from the requirements of the Act and applicable state securities laws.

        (b) The Selling Shareholders understand that an exemption from such registration is not presently available pursuant to Rule 144 promulgated under the Act and that in any event no Selling Shareholder may sell any securities pursuant to Rule 144 prior to the expiration of a two-year period after such Selling Shareholder has acquired the securities. The Selling Shareholders understand that any sales pursuant to Rule 144 may only be made in full compliance with the provisions of Rule 144.

        (c) Each Selling Shareholder has such knowledge and experience in financial and business matters that, with the assistance of his advisors, he is capable of evaluating the merits and risks of the investment in Buyer Shares to be made by him hereunder. Each Selling Shareholder has and has had access to all of the Buyer's material books and records, and access to its executive officers has been provided to the Selling Shareholders.

        2.24   LEGENDS ON CERTIFICATES.  Each Selling
Shareholder is aware that certificates representing the Buyer
Common Stock will bear a legend under the Act in addition to any legend required by any particular state's securities laws, or include language substantially as follows:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE
         HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT
         OF 1933, AS AMENDED, OR ANY APPLICABLE STATE
         SECURITIES LAW AND THEREFORE SUCH SHARES MAY NOT
         BE RESOLD, TRANSFERRED OR HYPOTHECATED WITHOUT
         (A) THE REGISTRATION OF SUCH SECURITIES UNDER THE
         SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE
         STATE SECURITIES LAWS OR (B) AN OPINION OF
         COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT
         THAT SUCH REGISTRATION IS NOT NECESSARY.

        2.25   REPRESENTATIONS AND WARRANTIES.  The
representations and warranties contained in this Agreement (including the Schedules and Exhibits hereto) and in the certificates and other writings delivered or to be delivered by the Company or the Selling Shareholders pursuant hereto at the Closing do not contain any untrue statement of a material fact. There is no fact or circumstance known to McGarry nor Gilmour which has not been disclosed to the Buyer and which could reasonably be anticipated to materially and adversely affect the business, financial condition, operating results, assets or prospects of the Company, or the Company's relationship with its customers or employees. To the extent that any portion of the representations and warranties made herein were made to the knowledge of the Company and the Selling Shareholders, the Company and the Selling Shareholders hereby represent that they have made due and reasonable inquiry with respect thereto, including inquiry directed to McGarry and Gilmour, upon whom, and whose representations to the inquiry, the Non-Management Shareholders shall be entitled to rely.


                        ARTICLE III

               REPRESENTATIONS AND WARRANTIES
                        OF THE BUYER
                      -----------------

    The Buyer represents and warrants to the Selling
Shareholders as follows:

        3.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWERS. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Buyer has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Buyer is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or license.

        3.2 AUTHORIZATION OF TRANSACTION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action and the Buyer has taken all action required by law, its Articles of Organization, By-laws and otherwise to authorize all action to be taken by the Buyer with respect to this Agreement and the consummation of the transactions contemplated hereby. The Buyer has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes the lawful, valid and legally binding obligations of the Buyer, enforceable against it in accordance with its terms. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the Articles of Organization or By-laws of the Buyer or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent, under any contract, lease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangement to which the Buyer is party or by which it is bound or to which any of its assets are subject. The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated hereby.

        3.3 BUYER SHARES ISSUED TO MCGARRY AND ACCU-FAB. The shares of Buyer Common Stock to be issued to McGarry and Accu-Fab when issued in accordance with the terms of this Agreement will be duly and validly issued and fully paid and non-assessable and free of any Encumbrances, other than the restrictions imposed by Federal and state securities laws and those resulting from the acts of McGarry and Accu-Fab. The shares of Buyer Common Stock issuable upon exercise of the Buyer Option have been registered pursuant to a Registration Statement on Form S-8 and such Registration Statement is effective on the date hereof.

        3.4 BROKERS. Neither the Buyer nor anyone on its behalf has any liability to any broker, finder or agent or has agreed to pay any brokerage fees, commissions or finder's fees with respect to this Agreement or the transactions contemplated hereby.


                         ARTICLE IV

     COVENANTS OF THE COMPANY AND EACH SELLING SHAREHOLDER
     -----------------------------------------------------

        4.1 COVENANTS OF THE COMPANY. The Company hereby covenants to keep, perform and fully discharge the following covenants and agreements:

        (A) INTERIM CONDUCT OF BUSINESS. From the date hereof until the Closing, the Company shall operate its business as a going concern consistent with prior practice and in the ordinary course of business (except as may be authorized pursuant to this Agreement). Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions contemplated by this Agreement or expressly approved in writing by the Buyer, the Company shall not:

             (i)      enter into or amend any employment,
        bonus, severance or retirement contract or arrangement, nor increase any salary or other form of compensation payable or to become payable to any executives or employees other than in the ordinary course of business consistent with prior practice;

            (ii) purchase, lease or otherwise acquire any real estate or any interest therein;

           (iii) declare, set aside or pay any dividend or make any other distribution with respect to its capital stock.

            (iv) merge or consolidate with or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire any corporation, partnership, or other business organization;

             (v) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of any of its assets, properties, rights or claims, except in the ordinary course of business consistent with prior practice;

            (vi) authorize for issuance, issue, sell or deliver any additional shares of its capital stock or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock or amend or modify any of the terms of the Acumen Option;

           (vii)      split, combine or reclassify any shares
        of its capital stock of any class or redeem or otherwise acquire, directly or indirectly any shares of its capital stock;

          (viii)      incur any liability, guarantee or
        obligation (fixed or contingent) other than in the ordinary course of business consistent with prior practice;

            (ix)      mortgage, pledge or subject to lien or
        security interest any of its assets or properties, other than statutory liens arising in the ordinary course of business;

             (x) make any amendments to its certificate of incorporation or by-laws;

            (xi) make any investment in excess of $25,000, whether singly or in the aggregate, in property, plant and equipment and other items of capital expenditure;

           (xii) accelerate receivables or delay payables, except in the ordinary course of business consistent with prior practices; and

          (xiii)      abandon any part of its business.

        (b) ACCESS. The Company shall, upon reasonable notice, give the Buyer and their representatives full and free access to all properties, books, contracts, commitments and records of the Company during reasonable business hours.

        (c) SATISFACTION OF CONDITIONS. The Company agrees to use its best efforts to accomplish the satisfaction of the conditions precedent to Closing contained in Article VII herein on or prior to the Closing Date.

        (d) CONFIDENTIALLY, ETC. The Company agrees that, prior to the termination of this Agreement pursuant to
Article VI hereof, it shall comply with the covenants contained in Section 4.2(c) hereof.

        4.2    COVENANTS OF EACH SELLING SHAREHOLDER.  Each
Selling Shareholder, severally and not jointly, agrees to keep, perform and fully discharge the following covenants and agreements:

        (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The Selling Shareholders will not take any action from the date hereof to the Closing Date, whether as officers, directors or stockholders of the Company, that would cause the representations and warranties contained in Article II to become untrue or cause the breach of any agreements hereof or covenants contained in Article IV, except in such case as the

Buyer may otherwise expressly consent in writing.  The Selling
Shareholders will promptly bring to the attention of the Buyer any facts which come to their attention that would cause any of the representations and warranties of any of the Selling
Shareholders to be untrue.

        (b)    SATISFACTION OF CONDITIONS.  The Selling
Shareholders agree to use their best efforts to accomplish the satisfaction of the conditions precedent to Closing contained in Article VII herein on or prior to the Closing Date.

        (c) NO SOLICITATION, CONFIDENTIALITY, ETC. The Selling Shareholders agree that, prior to the termination of this Agreement pursuant to Article VI hereof, the Selling Shareholders will not, (i) solicit or negotiate with respect to any inquiries or proposals relating to (x) the possible direct or indirect acquisition of the capital stock of the Company or of all or a portion of the assets or business of the Company or
(y) any business combination with the Company, or (ii) discuss or disclose either this Agreement or other confidential information pertaining to the Company (except as may be required by law or except as may be required in connection with the transaction to affiliates, officers, directors, employees, agents and other professional consultants of the Company and the Selling Shareholders), with any corporation, firm, government agency, association or other person without the prior written approval of the Buyer.

        4.3    COVENANTS OF EACH NON-MANAGEMENT SHAREHOLDER.
Each Non-Management Shareholder, severally and not jointly, agrees to perform the following covenants after the Closing:

        (a) CONFIDENTIAL INFORMATION. Each Non-Management Shareholder hereby acknowledges that the trade secrets, designs, software algorithms, know-how, and other intellectual property which are owned by the Buyer and the Company prior to the Closing are of a confidential and secret character, of great value and proprietary to the Buyer and the Company. Each Non-Management Shareholder agrees that neither it nor any of its directors, officers, employees or agents (collectively, "Representatives") shall at any time after the Closing divulge to anyone or use to its benefit any of the foregoing categories of confidential and proprietary information (collectively, the "Confidential Information"), unless such Confidential Information shall be in the public domain through no fault of the Non-Management Shareholder or its Representatives. Each Non-Management Shareholder further agrees to take all reasonable precautions to protect from loss or disclosure all documents supplied to it by the Buyer and the Company and all documents, materials and other data relating to any work conducted by it relating to the Confidential Information. Each Non-Management Shareholder shall be responsible for any breach of this Agreement by any of its directors and officers; and, such Shareholders shall use their best efforts to ensure compliance hereto by any of its employees and agents, inter alia, by providing written notification to all such employees and agents that have had access to any of the Confidential Information.

        (b) Each Non-Management Shareholder hereby covenants and agrees for a period of two (2) years after the Closing it will not directly or indirectly, for itself or on behalf of any other person or entity, design, develop, or manufacture any machine vision products for sale to customers in competition with the Buyer or the Company nor will such Shareholders engage in any of the following acts:

      (i) Call upon, or cause or encourage anyone or any entity to call upon, any persons who are employees or consultants of the Company for the purpose of diverting or taking them away from their employment or consultancy with the Buyer or the Company.

     (ii) Request or cause any of customers or clients of the Buyer or the Company, or prospective customers and clients, to cancel or terminate or refuse to enter into any business relationship with the Buyer or the Company.

The Non-Management Shareholders expressly agree that the breach of the foregoing would result in irreparable harm to the Buyer and the Company and that upon breach of this provision, the Buyer and/or the Company, in addition to all other available remedies, shall be entitled to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Buyer or the Company.


                         ARTICLE V

                   COVENANTS OF THE BUYER
                   ----------------------

        The Buyer hereby agrees to keep, perform and fully discharge the following covenants and agreements:

        5.1 CONFIDENTIALITY. The Buyer agrees to hold, and to cause their respective officers, directors, employees, representatives, advisors, consultants and shareholders to hold, all information heretofore or hereafter obtained from the Company or its advisors in strict confidence and to use the information so obtained only for the purpose of evaluating the purchase of the Company; provided however, that the Buyer shall also be entitled to share such information with any person with whom they are discussing the possibility of providing funds to finance the transactions contemplated hereby. The Buyer shall promptly return all such information to the Company in the event the Closing is not consummated. Any information relating to Accu-Fab or its parent corporation received by the Buyer shall be kept in strict confidence unless disclosure is required by law.

        5.2 SATISFACTION OF CONDITIONS. The Buyer agrees to use its best efforts to accomplish the satisfaction of the conditions precedent to Closing contained in Article VIII herein on or prior to the Closing Date.

        5.3 PUT RIGHT OF MCGARRY. At any time prior to the fifth anniversary of the Closing Date (the "Put Termination Date"), McGarry shall have the right to require the Buyer to repurchase, and which is payable in cash, the Buyer Shares issuable to McGarry under Section 1.3 hereof (the "Put Shares") at a price per share equal to the Buyer Closing Price. If McGarry elects to exercise his repurchase rights under this
Section 5.3, he shall provide the Buyer with an irrevocable written notice of election (the "Election Notice"). Upon the receipt of the Election Notice, the Buyer will have thirty days to repurchase the Put Shares subject to the Election Notice.
In no event will McGarry be entitled to exercise the repurchase rights under this Section 5.3 on more than one occasion in any period of twelve months. If McGarry shall fail to exercise the repurchase right by the Put Termination Date, then McGarry's rights under this Section 5.3 shall terminate and be of no further force or effect.


                        ARTICLE VI

                       TERMINATION
                       -----------

        6.1 TERMINATION OF AGREEMENT. This Agreement and the transactions contemplated hereby may (at the option of the party having the right to do so) be terminated at any time on or prior to the Closing Date:

        (a) MUTUAL CONSENT. By mutual written consent of the Buyer and the Selling Shareholders;

        (b) COURT ORDER. By the Buyer or the Selling Shareholders if any court of competent jurisdiction shall have issued an order pursuant to the request of a third party restraining, enjoining or otherwise prohibiting the consummation of the transactions as contemplated by this Agreement;

        (c) FAILURE TO CLOSE BY JULY 31, 1995. By the Buyer or the Selling Shareholders if the transactions contemplated hereby shall not have been consummated on or before July 31, 1995, provided, however, that such right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the consummation of the transactions contemplated hereby to have occurred on or before the aforesaid date;

        (d) TERMINATION BY SELLING SHAREHOLDERS. By the Selling Shareholders upon notice to the Buyer at any time prior to July 31, 1995, if (i) a condition to the performance of the Selling Shareholders set forth in Article VIII hereunder shall not be fulfilled at the time specified for the fulfillment thereof, or (ii) a material default under or a material breach of this Agreement shall be made by the Buyer, or (iii) any representation set forth in this Agreement or in any instrument delivered by the Buyer pursuant hereto shall be materially false or misleading;

        (e) TERMINATION BY THE BUYER. By the Buyer by notice to the Company and the Selling Shareholders at any time prior to July 31, 1995, if (i) a condition to the performance of the Buyer set forth in Article VII hereunder shall not be fulfilled at the time specified for the fulfillment thereof, or
(ii) a material default under or a material breach of this Agreement shall be made by the Company or the Selling Shareholders or (iii) any representation set forth in this Agreement or in any instrument delivered by the Company or the Selling Shareholders pursuant hereto shall be materially false or misleading; or

        (f) MATERIAL ADVERSE CHANGE. By the Buyer if the business, assets, prospects or results of operations of the Company have been materially adversely affected since March 31, 1995, whether by reason of changes or developments in operations in the ordinary course of business or otherwise.

        6.2 EFFECT OF TERMINATION AND RIGHT TO PROCEED. In the event that this Agreement shall be terminated pursuant to this Article VI, except as provided below, all further obligations of the Buyer, the Company and the Selling Shareholders under this Agreement shall terminate without further liability of the Buyer or any affiliate thereof to the Selling Shareholders or the Company or of the Selling Shareholders or the Company to the Buyer or any affiliate thereof, except with respect to the obligations set forth in Sections 5.1 and 10.10, and except, in the case of termination pursuant to Section 6.1(d) or Section 6.1(e), as to liability for misrepresentation, breach or default in connection with any warranty, representation, covenant or obligation given, occurring or arising to the date of termination. In addition, anything in this Agreement to the contrary notwithstanding, if any of conditions to obligations specified in Article VII hereof have not been satisfied, the Buyer, in addition to any other rights which may be available to it, shall have the right to waive its rights to have such conditions satisfied and shall have the right to proceed with the transactions contemplated hereby and, if any of the conditions to the obligations of the Selling Shareholders specified in Article VIII hereof have not been satisfied, the Selling Shareholders, if all of them so elect, in addition to any other rights which may be available to them, shall have the right to waive their rights to have such conditions satisfied and shall have the right to proceed with the transactions contemplated hereby.


                      ARTICLE VII

    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER
    ------------------------------------------------

        Each and all of the obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions:

        7.1 ACCURACY OF WARRANTIES; PERFORMANCE OF COVENANTS. The representations and warranties of each Selling Shareholder and the Company contained herein shall be accurate in all material respects as if made on the Closing Date, as well as on the date when made. The Company and each Selling Shareholder shall have performed in all material respects all of its or his respective obligations and complied in all material respects with each and all of its or his respective covenants required to be performed or complied with on or prior to the Closing, including without limitation, the execution and delivery of the agreements and undertakings provided for in this Agreement. The Buyer shall have received certificates dated as of the Closing Date from the Company and each Selling Shareholder certifying as to the continued accuracy of the representations and warranties made by it or him and compliance with conditions precedent to the Closing.

        7.2 NO PENDING ACTION. No injunctive action or proceeding before any court or governmental body will be pending wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

        7.3 CORPORATE DOCUMENTS. The Buyer shall have received:

        (a) Certificates of the Secretary of the Company certifying the incumbency of officers and genuineness of signatures of all officers of the Company executing any document delivered by the Company at Closing, copies of the By-laws, minute books and stock record books of the Company and the Certificate of Incorporation, as amended, of the Company certified as of a recent date by the Secretary of State of Oregon; and

        (b) Certificates of corporate existence of the Company as of a recent date from the Secretary of the State of Oregon.

        7.4 RESIGNATIONS. The Buyer shall have received written resignations of all directors of the Company set forth on SCHEDULE 7.4 effective as of the Closing.

        7.5 ESCROW AGREEMENT. The Escrow Agreement in the form of EXHIBIT A hereto shall have been executed and delivered by the Buyer, the Escrow Agent, and Accu-Fab Systems, Inc.

        7.6    STOCK OPTION AGREEMENTS.  The Stock Option
Agreements in the form of Exhibit B and Exhibit B-1 shall have been executed and delivered by the Buyer and McGarry.

        7.7 OPINION OF COUNSEL TO THE COMPANY AND ACCU-FAB. The Buyer shall have received favorable opinions of Gleaves Swearingen Larsen Potter Scott & Smith, counsel to the Company and Accu-Fab, dated the Closing Date and satisfactory to the Buyer and their counsel in substantially the form attached hereto as EXHIBIT D.

        7.8    NON-COMPETITION AGREEMENTS.  McGarry and Gilmour
(in the event Gilmour joins the Agreement as a participating

Selling Shareholder) shall have executed and delivered to the Buyer non-competition and non-disclosure agreements in substantially the forms of EXHIBIT D (for McGarry) and EXHIBIT
F (for Gilmour) hereto.

        7.9 EMPLOYMENT AGREEMENT. The Company and McGarry shall have entered into an Employment Agreement in substantially the form attached hereto as Exhibit F.

        7.10 CONSENTS OBTAINED; NO TERMINATION. Written consents to and any required notices of the acquisition of the Shares by the Buyer shall have been obtained pursuant to this Agreement from the appropriate party to or issuer of any contract, agreement, plan, policy, lease, permit, license and other document or instrument specified in this Agreement or in any Schedule or Exhibit hereto as requiring such consent, without change in any financial or other material terms thereof. No terminations or defaults shall occur, by reason of this Agreement or the transactions contemplated hereby, pursuant to any material contract, agreement, plan, policy, lease, permit, license or any other document or instrument specified in any Schedule or Exhibit attached hereto. The Selling Shareholders shall have transmitted to the Buyer copies of all such written consents.


                          ARTICLE VIII

          CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH
                      SELLING SHAREHOLDER
          -------------------------------------------

        Each and all of the obligations of each Selling
Shareholder to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions:

        8.1 ACCURACY OF WARRANTIES; PERFORMANCE OF COVENANTS. The representations and warranties of the Buyer contained herein shall be accurate in all material respects as if made on and as of the Closing Date, as well as on the date when made. The Buyer shall have performed in all material respects all of the obligations and complied in all material respects with each and all of the covenants required to be performed or complied with on or prior to the Closing, including without limitation, the execution and delivery of the agreements and undertakings provided for in this Agreement.
The Selling Shareholders shall have received a certificate of the Buyer certifying as to the continued accuracy of representations and warranties of the Buyer and compliance with conditions precedent to the Closing.

        8.2 NO PENDING ACTION. No injunctive action or proceeding before any court or governmental body will be pending wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

        8.3 CORPORATE DOCUMENTS. The Selling Shareholders shall have received:

        (a) Certificates of the Secretary of the Buyer certifying the incumbency of officers and genuineness of signatures of all officers of the Buyer executing any document delivered by the Buyer, as the case may be, at Closing, and copies of the By-laws of the Buyer and the Articles of Organization, as amended, of the Buyer certified as of a recent date by the Secretary of State of Massachusetts; and

        (b) Certificates of corporate good standing and legal existence of Buyer as of a recent date from the Secretary of State of Massachusetts.

        8.4    OPINION OF COUNSEL TO THE BUYER.  The Selling
Shareholders shall have received an opinion of Hutchins, Wheeler & Dittmar, counsel to the Buyer, dated the Closing Date and satisfactory to Selling Shareholders, in substantially the form attached hereto as EXHIBIT G.

        8.5    REGISTRATION RIGHTS AGREEMENT.  The Registration
Rights Agreement in the form of Exhibit H shall have been executed and delivered by the Buyer.

        8.6    STOCK OPTION AGREEMENTS.  The Stock Option
Agreements in the form of EXHIBIT B and EXHIBIT B-1 shall have been executed and delivered by the Buyer and McGarry.

        8.7 NON-COMPETITION AGREEMENTS. McGarry and Gilmour (in the event Gilmour joins the Agreement as a participating Selling Shareholder) shall have executed and delivered to the Buyer non-competition and non-disclosure agreements in substantially the form of EXHIBIT D (for McGarry) EXHIBIT F (for Gilmour) hereto.

        8.8 EMPLOYMENT AGREEMENT. The Company, and McGarry shall have entered into an Employment Agreement in substantially the form attached hereto as EXHIBIT F.

                          ARTICLE IX

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                     AND INDEMNIFICATION
          ------------------------------------------

        9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto agree to shorten the applicable period of limitation of claims made under representations and warranties, and for the purpose each and every such representation and warranty set forth in this Agreement and the representations and warranties deemed made as provided by Sections 7.1 and 8.1 hereof, shall survive until the first anniversary of the Closing Date, except with respect to (i) the representations and warranties set forth in Sections 2.1, 2.3, 2.11, 2.23 and 3.4, which shall survive the Closing without limitation; and
(ii) any liability arising out of Section 9.2(a)(i)(z) which shall survive the closing without limitation. From and after the applicable period of survival with respect to such respective representations and warranties of the parties hereto, none of the Buyer or the Selling Shareholders or any of their respective affiliates shall be under any liability whatsoever with respect to any such representation or warranty, except for breaches as to which any party shall have notified the other party prior to such date in accordance with
Section 9.3 below. This Section 9.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

        9.2    Agreement to Indemnify.
               ----------------------

        (a) From and after the Closing Date, upon the terms and subject to the conditions of this Article IX, (i) the Non-Management Shareholders hereby agree, jointly and severally, to indemnify, defend and hold harmless the Buyer and its affiliates, officers, directors, employees and agents, including the Company (collectively, the "Buyer Group"), from and against any and all loss, liability, damage or deficiency (including interest, penalties and reasonable attorneys' fees) that the Buyer Group may suffer, sustain, incur, or become subject based upon, arising out of, or resulting from (x) any breach by the Company or the Non-Management Shareholders of any representation or warranty contained in this Agreement or in any closing document delivered to the Buyer in connection herewith; (y) the failure of the Company or the Non-Management Shareholders to perform their covenants, undertakings and obligations under this Agreement, and (z) any liability of the Company, not attributable to the Company, for Taxes of any person under Treasury Regulation Section 1.1502.6 (or any similar provision of state, local or foreign law) as transferor or successor, by contract or otherwise, and (ii) McGarry hereby agrees to indemnify and hold harmless the Buyer Group from and against any and all loss, liability, damage or deficiency (including interest, penalties and reasonable attorneys' fees) that the Buyer Group may suffer, sustain, incur, or become subject based upon, arising out of, or resulting from any breach by him of any representation or warranty contained in Sections 2.1, 2.11 and 2.23 of this Agreement, provided that in the case of any breach of the representations and warranties, no such indemnification right shall give rise to liability until the aggregate amount of all claims for indemnification as a result of breaches of the representations and warranties by all Selling Shareholders shall exceed $100,000.

        (b) From and after the Closing Date, upon the terms and subject to the conditions of this Article IX, the Buyer, jointly and severally, hereby agrees to indemnify, defend and hold harmless the Selling Shareholders from and against any and all loss, liability, damage or deficiency (including interest, penalties and reasonably attorneys' fees) that the Selling Shareholders may suffer, sustain, incur or become subject based upon, arising out of, or resulting from (i) any breach by the Buyer of any representation or warranty contained in this Agreement or in any closing document delivered to the Selling Shareholders in connection herewith; and (ii) the failure of the Buyer to perform their respective covenants, undertakings and obligations under this Agreement.

        9.3 NOTICE AND OPPORTUNITY TO DEFEND. If there occurs an event which either party asserts is an indemnifiable event pursuant to Section 9.2, the party seeking indemnification shall notify the other party obligated to provide indemnification (the "Indemnifying Party") promptly.
If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding. Such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder; PROVIDED that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such party seeking indemnification and, after notice from the Indemnifying Party to such party seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such party, in connection with the defense thereof other than reasonable costs of investigation. The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. In any event, the party seeking indemnification shall have the right to participate at its own expense in the defense of such asserted liability. Any compromise of such asserted liability by the Indemnifying Party shall require the prior written consent of the party seeking indemnification. If, however, the party seeking indemnification refuses its consent to a BONA FIDE offer of settlement which the Indemnifying Party wishes to accept (which must include the unconditional release of the parties seeking indemnification from all liability with respect to the claim at issue), the party seeking indemnification may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the party seeking indemnification. In such event, the obligation of the Indemnifying Party to the party seeking indemnification shall be equal to the lesser of (i) the amount of the offer or settlement which the party seeking indemnification refused to accept plus the costs and expenses of such party prior to the date the Indemnifying Party notifies the party seeking indemnification of the offer of settlement and (ii) the actual out-of-pocket amount the party seeking indemnification is obligated to pay as a result of such party's continuing to pursue such matter.

        9.4    Selling Shareholder Representative.
               -----------------------------------

        (a) THE SELLING SHAREHOLDER REPRESENTATIVE. Each Non-Management Shareholder hereby designates and appoints Accu-Fab (the "Representative") as representative for each such Non-Management Shareholder to perform all such acts as are required, authorized or contemplated by this Article IX to be performed by any such person and hereby acknowledges that the Representative shall be the only person authorized to take any action so required, authorized or contemplated by this
Article IX by such person. Each such person further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such person. Such person hereby authorizes the other parties hereto to disregard any notice or other action taken by such person pursuant to this
Article IX except for the Representative. The other parties hereto are and will be entitled to rely on any action so taken or any notice given by the the Representative and are and will be entitled and authorized to give notices only to the the

Representative for any notice contemplated by this Article IX to be given to any such person. In the event the Representative is unable to serve, a successor to the Representative may be chosen by a majority in interest of the Non-Management Shareholders based upon the number of Shares being sold hereunder, provided that notice thereof is given by the new Representative to the Buyer.

        (b) LIMITATION OF LIABILITY. It is agreed that the Non-Management Shareholders, other than Accu-Fab shall not be subject to liability with regard to the foregoing, except for breaches under Section 2.1 and 1.6 to the extent they relate to the individual Non-Management Shareholders. The Non-Management Shareholders agree that the Representative shall not have any liability arising out of or in connection with the exercise of his powers or the discharge of his duties hereunder while acting as Representative under this Agreement, except that such Representative shall be subject to liability for his gross negligence or willful misconduct. The Representative shall not in any event be liable with respect to any action taken or omitted to be taken by him in good faith or in accordance with and in reliance upon the opinion of counsel or independent auditors or upon information obtained by either of them from any governmental authority or other specialist.

        9.5 ESCROW. The Buyer, in behalf of Accu-Fab, will deposit $1,000,000 in escrow with the Escrow Agent pursuant to the Escrow Agreement. The retention of the Escrow Fund in accordance with the terms of the Escrow Agreement shall be the exclusive remedy available to the Buyer for satisfaction of the obligations of the Non-Management Shareholders under this
Article IX, except for obligations arising under
Section 9.2(a)(i)(z) which shall not be subject to any limitation.

        9.6 LEMELSON EXCLUSION. It is agreed that any liability or claim of infringement on the Lemelson Machine
Vision Patents is specifically excluded from this Agreement.


                         ARTICLE X

                     GENERAL PROVISIONS

        10.1 AMENDMENT AND WAIVER. No amendment or waiver of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        10.2 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be sent by personal delivery, telecopier or registered or certified mail, postage prepaid, as follows:

        (a)    If to the Company:

                      Acumen, Inc.
                      7352 S.W. Durham Road
                      Portland, Oregon  97224
                      Attn:  John McGarry

               With a copy to:

                      Gleaves Swearingen Larsen
                      Potter Scott & Smith
                      975 Oak Street
                      Eugene, Oregon  97401
                      Attn:  Arlen Swearingen

        (b)    If to the Selling Shareholder:

                      To the address set forth in
                        SCHEDULE 1.1 hereto

        (c)    If to the Buyer:

                      Cognex Corporation
                      One Vision Drive
                      Natick Massachusetts  01760
                      Attn:  Dr. Robert J. Shillman

               With a copy to:

                      Hutchins, Wheeler & Dittmar
                      101 Federal Street
                      Boston, Massachusetts  02110
                      Attn:  Anthony J. Medaglia, Jr.

Any party may change its address for receiving notice by written notice given to the others named above. All such notices shall be effective when delivered by personal delivery or if mailed, when deposited in the mail addressed as set forth above.

        10.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts by telecopier, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

        10.4 PARTIES IN INTEREST. This Agreement shall bind and inure to the benefit of the parties named herein and their respective heirs, successors and assigns. This Agreement is not assignable by any party hereto.

        10.5 ENTIRE AGREEMENT. This Agreement, including the Exhibits attached hereto and the documents delivered pursuant hereto, constitutes the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all other agreements and understandings among the parties, previously executed Confidentiality Agreements shall remain in effect until this Agreement is effective.

        10.6 DISCLOSURE. The disclosure in any provision of this Agreement, or in any Schedule or Exhibit to this Agreement, of any event, transaction, claim, liability, agreement, plan, or document relating to the Company shall be deemed to constitute and shall operate as a disclosure of such item for the purposes of all other provisions of and Schedules and Exhibits to this Agreement without the necessity of being expressly repeated in any such provision, Schedule, or Exhibit.

        10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement.

        10.8 HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.9 EXPENSES. Each of the parties shall bear its or his own expenses in connection with the transactions contemplated by this Agreement, except that if the Closing shall occur, the Buyer will pay (i) up to $14,000 of the legal fees incurred by Accu-Fab and the Company in connection with the transactions contemplated by this Agreement, (ii) up to an amount of $1,500 of the legal fees for, and incurred by, each Non-Management Shareholder (other than Accu-Fab) in connection with the transactions contemplated by this Agreement, and
(iii) up to $6,000 of the legal fees incurred by McGarry and Gilmour in the aggregate in connection with the transactions contemplated by this Agreement.

        10.10 PUBLICITY. Any publicity relating to this transaction and the method of its release shall be approved by each of Buyer, Accu-Fab and McGarry, which approval shall not be unreasonably withheld.

        10.11 ATTORNEYS' FEES. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys' fees, shall be paid by the non-prevailing party.

        10.12 MINORITY SHAREHOLDERS: The Company, Buyer, McGarry, and Accu-Fab agree that this Agreement may be executed only by themselves, without Gilmour and with each of the Non-Management Shareholders other than Accu-Fab, (the "Minority Shareholders"), executing a "Non-Management Shareholder's Certification and Release" in lieu of this Agreement; provided further, that this Agreement shall be valid and binding upon the signatories, and the Closing shall occur, whether or not any such Minority Shareholders execute and deliver such Non-Management Shareholder's Certification and Releases. It is further agreed that Buyer may waive the requirement stated in
Section 1.6 to this Agreement that a minimum of 90% in interest of the Shares held by the Selling Shareholders execute and deliver this Agreement and tender said minimum 90% of such Shares.

                          *     *     *

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as an instrument under SEAL all as of the date first written above.

                                  COGNEX CORPORATION


                                  By:/s/ Robert J. Shillman
                                     ---------------------------
                                     Name:  Robert J. Shillman
                                     Title: President

                                  ACUMEN INC.


                                  By:/s/ E. John McGarry
                                     ---------------------------
                                     Name:  E. John McGarry
                                     Title: President



                                  /s/ E. John McGarry
                                  ------------------------------
                                  John McGarry


                                  /s/ Allen Gilmour
                                  ------------------------------
                                  Allen Gilmour



NON-MANAGEMENT SHAREHOLDERS:

ACCU-FAB SYSTEMS, INC.


By:/s/ Richard A. Carone
   ------------------------------ ------------------------------
   Name:  Richard A. Carone
   Title: Vice President          ------------------------------

                                  ------------------------------

                                  ------------------------------